Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Cloudera, Inc. and subsidiaries (“Cloudera”) of our report dated March 15, 2018, relating to the consolidated financial statements of Hortonworks, Inc. and subsidiaries incorporated by reference in Cloudera’s Current Report on Form 8-K/A dated January 8, 2019.

/s/ Deloitte & Touche LLP
San Jose, California
March 29, 2019